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                                                                EXHIBIT 99.1


[BROWN-FORMAN LOGO]                                    NEWS



                          FOR FURTHER INFORMATION:

                                         PHIL LYNCH  T.J. GRAVEN
                                     VICE PRESIDENT  ASSISTANT VICE PRESIDENT
                  DIRECTOR CORPORATE COMMUNICATIONS  DIRECTOR INVESTOR RELATIONS
                               AND PUBLIC RELATIONS
                                       502-774-7928  502-774-7442


                                                          FOR IMMEDIATE RELEASE

      BROWN-FORMAN TO PROFIT FROM SALE OF GLENMORANGIE SHARES

         LOUISVILLE, KY, OCTOBER 20, 2004 - Brown-Forman Corporation confirmed today that it intends to tender its shares in Glenmorangie plc to Moet Hennessy Investissements for 51 million GBP ($92 million at today's exchange rate). The boards of Glenmorangie and Moet Hennessy Investissements announced earlier today that they have reached agreement on the terms of a recommended cash offer for Glenmorangie plc. In 2000, Brown-Forman purchased slightly less than three million Class A shares in Glenmorangie plc for approximately $15 million.

         Under pre-existing contracts, Brown-Forman continues to have distribution and marketing rights for Glenmorangie brands in the U.S. and marketing and representation rights for the brands in several European markets.

         "We have tremendous respect for Glenmorangie, and we are proud of our success in building the Glenmorangie brands in the U.S and Europe to the point where they would demand such a premium price," said Owsley Brown II, chairman and chief executive officer of Brown-Forman Corporation.

         Brown-Forman has distributed Glenmorangie brands in the U.S. since 1992 and has represented the brands in several European markets since 2000.

         Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.


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     IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

         This news release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

         We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections.

         In particular, we note that the announcement by Moet Hennessy Investissements today regarding its intent to make a cash tender offer for the shares of Glenmorangie plc is subject to a number of terms and conditions, including the tender by holders of at least 90% of each of the Class A and Class B shares. Therefore, there can be no assurance that the tender offer will be consummated.